Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 of our auditor’s report dated May 10, 2019 (December 1, 2020 as to the effects of the reverse stock split discussed in Note 1) with respect to the consolidated financial statements of Hydrofarm Holdings Group, Inc. (the “Company”) for the year ended December 31, 2018, which appears in the Annual Report on Form 10-K for the year ended December 31, 2020.

We also consent to the reference to us under the caption “Experts” in this Registration Statement.

Chartered Professional Accountants

Licensed Public Accountants

April 26, 2021

Toronto, Canada